Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:
We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 31, 2004 and December 26, 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 2, 2005. Such consolidated financial statements and our report thereon are included and incorporated by reference in this Annual Report on Form 10-K.
We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the restated consolidated balance sheet of Merrill Lynch as of December 27, 2002, and the related restated consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the year ended December 28, 2001 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on these financial statements included explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees.)
We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Merrill Lynch as of December 28, 2001 and December 29, 2000, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the year ended December 29, 2000 prior to restatement for the adoption of SFAS No. 123, as amended by SFAS No. 148, and the restatement related to the accounting for certain retail account fees (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. We also audited the adjustments relating to the restatements related to stock-based compensation and the accounting for certain retail account fees that were applied to restate the consolidated balance sheets of Merrill Lynch as of December 28, 2001 and December 29, 2000, and the related consolidated statements of earnings for the year ended December 29, 2000.
In our opinion, the information set forth in the “Selected Financial Data” table under the captions “Results of Operations,” “Financial Position” and “Common Share Data,” included in the Merrill Lynch 2004 Annual Report to Shareholders and included and incorporated by reference in this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.
/s/ Deloitte & Touche LLP

New York, New York
March 2, 2005